Exhibit 99.2

Stock equity transfer agreement

Party A: Jiangsu Yungang investment & development Co.,Ltd.

Party B: Armco Metals Holdings, Inc.

In order to promote development of renewable resources project in the BanQiao industrial park, extend the developing space of industrial economic development in the industrial park, and fully take advantage of the location of BanQiao industrial park and Party B's advantages in steel recycling industry, Party A determines to build an OTO internet trading platform and logistics center for renewable resources including scrap steel and other scraps. The two parties engaged in an agreement at the spirit of equality, complementary advantages, resource sharing principle, reached the following equity transfer agreement.

1. Transfer Subject

100% equities of Armco (Lianyungang) Renewable Metals, Inc. and Armet (Lianyungang) Holdings, Inc. which are wholly owned by Party B.

2. Transfer Purpose

1). Party A is one of the state-owned large and medium-sized enterprises located in Lianyungang and main business is infrastructural investment. Party A is aiming to build an OTO trading platform and logistics center for renewable metals like steel scraps.

Party B possesses industry access qualification, large processing site and advanced facilities as well as is qualified for potential tax refund.

2). To be engaged in the business of retrieving and dismantling scrapped automobiles and to seek cooperation with other companies.

3. How to transfer

1). Party A would make overall acquisition of both Armco (Lianyungang) Renewable Metals, Inc. and Armet (Lianyungang) Holdings, Inc., including all the equities, assets and liabilities by the two companies audited and appraised by a professional third party designated by Party A.

2). The payment party A shall make is 70% of the net value of the two companies in accordance with a professional third party's assessment report.

3). Party B shall fully transfer its property including personnel to party A within 10 days since the agreement date and a professional third party designated by Party A would start the auditing of Party B.

4. Subsequent events

1). After the signing the agreement, both Party A and Party B start approval procedures, Party A shall obtain its approval from administrative committee of Lianyungang economic development zone and party B shall obtain its approval from its board of directors.

2). The final transaction price would be determined within 3 days after the issuance of the assessment report and supplementary agreement would be signed and executed as part of this contract.

3). Party B shall immediately transfer the stock equities after the confirmation of transfer price.

Stock equities can be transferred to party A and can also be transferred to an institution designated by Party A. Party A shall make the payment within 90 days.

5. Cooperation Settlement

1) To promote the project, both parties will arrange designated people as contact people to attend meetings, report process details, and solve problems.

2) The designated people are Yang Gao, which is from Party A and Weigang Zhao, which is from Party B. These people should keep in touch each other in writing message.

6. Other Issues

1) All documents that provided by both parties including quality of paper and customer’s information are considered as confidential documents. Without confirmation from contra party, such documents and information can’t be released to the third party; otherwise, the party will be responsible for the loss incurred and legal liabilities.

2) After the agreement was executed, both two parties can’t breach it for the reason of changing company name, corporate agents, principals, or undertakers.

3) The agreement was composed and bound by both parties and any parties can’t amend or terminate it. All unsettled matters will be regarded as supplement and executed in agreements with legal validity.

7. Appendix

1) If dispute occurs during the fulfilling of the agreement, both parties should negotiate the solution; otherwise, such disputation will be submitted to the super court of Lianyungang to handle.

2) This agreement will be executed after sealing by both parties. Each party will keep equal legal validity copy.

Party A: Jiangsu Yungang investment & development Co.,Ltd. (conformed stamp)

Party B: Armco Metals Holdings, Inc. (conformed stamp)

Date: 2016-3-23